EXHIBIT 99.1

Cortland Bancorp Adopts Stock Repurchase Program

CORTLAND, Ohio, March 27, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a new stock repurchase program. Under the new program, the Company is authorized to repurchase up to 200,000, or 4.4% of its 4,527,849 issued and outstanding shares. The program is effective through December 31, 2015, but may be limited or terminated at any time without prior notice.

"The strength of our capital position enables us to take advantage of this attractive investment opportunity that benefits both our Company and shareholders," said James M. Gasior, President and CEO.

Under the program, the Company may acquire shares of its common stock in the open market or in any private transaction, from time to time and in accordance with applicable laws, rules and regulations.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company, conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks, visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111

         The Cereghino Group
         IR CONTACT: 206-388-5785